UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 27, 2004 (December 21, 2004)

TRICO MARINE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28316	72-1252405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 North American Court, Houma, Louisiana	70363
(Address of principal executive offices)	(Zip Code)

(985) 851-3833

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information provided in Item 1.03 of this Current Report on Form 8-K regarding the DIP Credit Agreement (as such term is defined below) is incorporated by reference into this Item 1.01

Item 1.03	Bankruptcy or Receivership

On December 21, 2004, Trico Marine Services, Inc. (the “Company”) and two of its domestic subsidiaries, Trico Marine Assets, Inc. and Trico Marine Operators, Inc. (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) (the “Chapter 11 Case”). Pending confirmation by the Bankruptcy Court, the Debtors will continue to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code. A copy of the Company’s press release, dated December 21, 2004, announcing the bankruptcy filing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

As previously announced, on September 10, 2004, the Company entered into an agreement (the “Plan Support Agreement”) with more than 67% percent of the holders of its outstanding $250 million 87/8% senior notes due 2012 (the “Senior Notes”), pursuant to which the holders of the Senior Notes agreed to support a consensual financial restructuring of the Company. Also as previously announced, on November 12, 2004, the Debtors commenced soliciting consents from the holders of its Senior Notes to approve a “pre-packaged” plan of reorganization (the “Plan”) under the Bankruptcy Code. The terms of the Plan are described in the Company’s Form 8-K dated November 12, 2004, and are incorporated herein by reference. As of December 21, 2004, the Plan was accepted by 99.9% of the Senior Note holders who voted on the Plan.

In addition, the Debtors entered into a Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of December 22, 2004 (the “DIP Credit Agreement”), among Trico Marine Assets, Inc. and Trico Marine Operators, Inc., as borrowers, guarantors, debtors and debtors-in-possession, the Company, as a guarantor, debtor and debtor-in-possession, certain of the Company’s foreign and domestic subsidiaries, as guarantors, Bear Stearns Corporate Lending Inc., as administrative agent and revolving credit collateral agent, the Bank of New York, as term loan collateral agent, and the lenders from time to time party thereto. Certain of the Company’s existing lenders are also lenders under the DIP Credit Agreement.

The DIP Credit Agreement, which remains subject to approval by the Bankruptcy Court, is comprised of a $55 million term loan, which will be used to pay all of the outstanding indebtedness under the Company’s existing U.S. secured term loan, and a new $20 million revolving credit facility. Following court approval, the new funding will supplement the Company’s existing capital and allow the Company to meet its obligations related to the operation of its businesses, fulfill its payroll obligations, and pay vendors for goods and services provided after the bankruptcy filing.

Upon effectiveness of the Plan, and the satisfaction of certain conditions precedent thereunder, the DIP Credit Agreement will convert into a $75 million exit financing facility, comprised of a $55 million term loan and a $20 million revolving credit facility, which will provide the reorganized Company with liquidity for working capital and other general corporate purposes.

The DIP Credit Agreement provides for certain financial and other covenants including, but not limited to, affirmative and negative covenants with respect to additional indebtedness, new liens, declaration or payment of dividends, sales of assets, acquisitions, loans, investments, capital expenditures and compliance with the Company’s operating budget. Payment under the DIP Credit Agreement may be accelerated following certain events of default including, but not limited to, dismissal of the Chapter 11 Case or conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, appointment of a trustee or examiner with enlarged powers, failure to make payments when due, noncompliance with covenants, breaches of representations and warranties, the expiration or termination of the Debtors’ exclusive right to file a plan of reorganization, and entry of any order permitting holders of security interests to foreclose on any of the Debtors’ assets which have an aggregate value in excess of $250,000. The DIP Credit Agreement matures on May 4, 2005.

The foregoing description of the DIP Credit Agreement is qualified in its entirety by reference to the DIP Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant

The information provided in Item 1.03 of this Current Report on Form 8-K regarding the DIP Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

10.1	$75,000,000 Secured Super-Priority Debtor-In-Possession Credit Agreement among Trico Marine Assets, Inc., Trico Marine Operators, Inc., and Trico Marine Services, Inc., the subsidiary guarantors party thereto, the several lenders from time to time parties thereto, Bear Stearns Corporate Lending Inc., as administrative agent and revolving credit collateral agent, and The Bank of New York, as term loan collateral agent, dated as of December 22, 2004

99.1	Press release issued by Trico Marine Services, Inc. dated December 21, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRICO MARINE SERVICES, INC.

By:	/s/ THOMAS E. FAIRLEY
Thomas E. Fairley President and Chief Executive Officer

Dated: December 27, 2004

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